Exhibit 99.26
INGRAM MICRO INC.
GOVERNANCE COMMITTEE CHARTER
Revised December 23, 2008
I.	Purpose of Committee

The purpose of the Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Ingram Micro Inc. (the “Corporation”) is to develop and recommend to the Board a set of corporate governance principles applicable to the Corporation and thereafter recommend such changes as it deems appropriate to maintain effective corporate governance. In addition, the Committee shall nominate individuals for election as members of the Board and recommend to the Board individuals for appointment to its committees.

II.	Committee Membership

The Committee shall consist solely of three or more members of the Board, each of whom is, in the business judgment of the Board, “independent” under the rules of the New York Stock Exchange, Inc.

The Board shall appoint the members of the Committee. Members shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

III.	Committee Structure and Operations

The Board shall designate one member of the Committee as its chair. The Committee shall meet in person or telephonically at least four times per year at a time and place determined by the Committee’s chair, with further meetings to occur when deemed necessary or desirable by the Committee or its chair. An agenda of matters to be addressed shall be distributed in advance of each meeting. The Committee shall maintain minutes of its meetings and report to the Board on a regular basis, but not less than once per year.

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

IV.	Committee Duties and Responsibilities

In furtherance of its purpose, the Committee shall have the following duties and responsibilities:
1.	Make recommendations to the Board from time to time as to changes that the Committee believes to be desirable to the size of the Board.

2.	Identify individuals believed to be qualified to become Board members, and determine nominees to stand for election as directors at the annual meeting of shareowners or, if applicable, at a special meeting of shareowners. In the case of a vacancy in the office of a director (including a vacancy created by an increase in the size of the Board) which is to be filled by the Board, the Committee shall recommend to the Board an individual to fill such vacancy. In nominating candidates, the Committee shall comply with the requirements of the

Corporation’s Bylaws and take into consideration such other factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Committee may consider candidates proposed by other directors, management or shareowners, but is not required to do so except as required by the Corporation’s Bylaws.
3.	In the case of a director nominee to fill a Board vacancy created by an increase in the size of the board, determine the class of directors in which the individual should serve.

4.	Identify Board members qualified to fill vacancies on any committee of the Board and recommend that the Board appoint the identified member or members to the respective committee. Recommend to the Board the individual committee member who should be appointed chair of the committee. In nominating a candidate for committee membership or chair, the Committee shall take into consideration the factors set forth in the Corporation’s Bylaws and the charter of the committee, if any, as well as any other factors it deems appropriate, including without limitation the consistency of the candidate’s experience with the goals of the committee and the interplay of the candidate’s experience with the experience of other committee members.

5.	Review and make recommendations to the Board on the amount and composition of non-employee director compensation.

6.	Administer any deferred cash compensation plans and equity-based awards for non-employee directors.

7.	Review and make recommendations with respect to organization, processes and practices of the Board, including policies with respect to the size of the Board; the desired qualifications of directors; the types, function, size and membership of Board committees; the structure and number of meetings of the Board; the appropriateness and adequacy of information supplied to the Board before and during meetings; orientation of new directors; and Board retirement and tenure policies.

7.	Review and make recommendations with respect to the roles and effectiveness of the Board and its committees in the corporate governance process.

8.	Review and make recommendations to the Board with respect to the adoption and amendment of the charters of other committees.

9.	Establish procedures for the Committee to exercise oversight of the evaluation of the Board, its members and committees.

10.	Review and make recommendations to the Board regarding proposals from shareowners that relate to corporate governance and director nominations.

11.	Adopt policies relating to shareowner communications, director nominees by shareowners and Board attendance at the annual meeting of shareowners.

12.	Develop and recommend to the Board a set of corporate governance principles applicable to the Corporation, and review those principles at least once per year.

13.	Develop and recommend to the Board a code of conduct applicable to members of the Board, officers and associates of the Corporation, periodically review the code and recommend such changes as may be appropriate.

14.	Prepare and issue the evaluation required under “Performance Evaluation” below.

15.	Any other duties or responsibilities expressly delegated to the Committee by the Board from time to time relating to the nomination of Board and committee members.
V.	Performance Evaluation

The Committee shall produce and provide to the Board an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of the Charter. The performance evaluation shall also recommend to the Board any improvements to the Committee’s Charter deemed necessary or desirable by the Committee. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chair of the Committee or any other member of the Committee designated by the Committee to make this report.

VI.	Public Disclosure of Committee Charter

A copy of the Committee’s Charter shall be posted on the Corporation’s website.

VII.	Resources and Authority of the Committee

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to consult with and obtain information from the executive officers and other employees of the Corporation and to retain, at the Corporation’s expense, counsel and other experts or consultants. The Committee shall have the sole authority to select and retain a consultant or search firm to be used to identify director candidates, to terminate any consultant or search firm retained by it, and to approve the consultant or search firm’s fees and other retention terms.

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